                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                  Seitel, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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

                                  SEITEL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD TUESDAY
                                  JUNE 5, 2001

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Seitel, Inc. (the "Company") to be held on Tuesday, June 5, 2001, at 9:00 a.m. at the Company's Headquarters, 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, for the following purposes:

          1. To elect seven directors to serve until the 2002 Annual Meeting;
             and

          2. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on April 24, 2001, will be entitled to notice of and to vote at the meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares will be represented at the meeting.

                                            By Order of the Board of Directors,

                                            Debra D. Valice
                                            Corporate Secretary

April 26, 2001
Houston, Texas

                                  SEITEL, INC.
                      50 BRIAR HOLLOW LANE, 7TH FLOOR WEST
                               HOUSTON, TX 77027

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, June 5, 2001, and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the Secretary of the Company, or by a later dated proxy delivered to the Secretary of the Company at any time before the voting, or by appearing at the meeting and voting in person. The proxy, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specifications have been indicated will be voted in favor of the nominees for members of the Board of Directors of the Company named in item 1 of the proxy.

     The Board of Directors has fixed the close of business on April 24, 2001, as the record date for the meeting. On that date, the Company had outstanding 25,008,172 shares of Common Stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The election of directors will require the favorable vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes have no effect on the election of directors because directors are elected by a plurality vote.

     The principal executive offices of the Company are at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027. The proxy statement and form of proxy are being sent to stockholders on or about April 30, 2001.

                             ELECTION OF DIRECTORS

     At the meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the seven nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised they will vote for such substitute nominees as the Board of Directors of the Company may propose.

                                                                                         DIRECTOR
NAME                        AGE               POSITION(S) WITH THE COMPANY                SINCE
----                        ---               ----------------------------               --------
Herbert M. Pearlman.......  68    Chairman of the Board of Directors                       1982
Paul A. Frame.............  54    Chief Executive Officer, President and Director          1986
Debra D. Valice...........  44    Chief Financial Officer, Executive Vice President,       1995
                                    Treasurer, Corporate Secretary and Director
Walter M. Craig, Jr. .....  47    Director and Assistant Secretary                         1987
William Lerner............  67    Director                                                 1985
John E. Stieglitz.........  70    Director                                                 1989
Fred S. Zeidman...........  54    Director                                                 1997

     Herbert M. Pearlman, a co-founder of Seitel, Inc., has been a director of the Company since 1982, and Chairman of the Company's Board of Directors since 1987. Since March 1984, Mr. Pearlman has been Chairman of InterSystems, Inc. ("InterSystems"), an American Stock Exchange listed company engaged in providing services to the thermoplastic resins industry. From June 1990 to December 2000, Mr. Pearlman served as Chairman of Unapix Entertainment, Inc. ("Unapix Entertainment"). Unapix filed bankruptcy under Chapter 11 of the Federal Bankruptcy Code in December 2000. He has served as President of Helm Capital Group, Inc. ("Helm"), an inactive publicly-traded company, since 1980 and Chairman of the Board since 1984.

     Paul A. Frame has been Chief Executive Officer of the Company since July 1992 and President since January 1987. He was Executive Vice President of the Company from January 1985 until his appointment as President. From December 1996 to March 1999, Mr. Frame was a Director of Eagle Geophysical, Inc. ("Eagle"), a former subsidiary of the Company engaged in providing seismic data acquisition services to the oil and gas industry, and from August 1997 to March 1999, he was Chairman of the Executive Committee of Eagle's board of directors. Eagle filed bankruptcy under Chapter 11 of the Federal Bankruptcy Code in September 1999.

     Debra D. Valice, CPA, is the Company's Chief Financial Officer, Executive Vice President, Treasurer and Corporate Secretary. Ms. Valice has been the Company's Chief Financial Officer since February 1987, and was the Company's Chief Accounting Officer from March 1986 until February 1987.

     Walter M. Craig, Jr. has been President of Mezzanine Financial Fund, L.P., a company which is engaged in providing structured capital to small and mid-market companies based on the value of their assets, since 1993. He served as Executive Vice President and Chief Operating Officer of Helm from August 1992 through 1999. Since April 1993, Mr. Craig has been a Director of InterSystems and since August 2000, he has been President and Chief Executive Officer of InterSystems. Mr. Craig became Assistant Secretary of the Company in June 2000.

     William Lerner is Chairman of the Company's Audit Committee and Co-Chairman of the Company's Compensation and Stock Option Committee. Mr. Lerner has been engaged in the private practice of corporate and securities law in New York since 1960 and Pennsylvania since 1991. His career includes service with the U.S. Securities and Exchange Commission, the American Stock Exchange, and as counsel to a major investment banking/securities brokerage firm. Mr. Lerner is a director of Rent-Way, Inc., a New York Stock Exchange listed company that is the second largest in the rental-purchase industry; Micros-to-Mainframes, Inc., a NASDAQ listed company that provides comprehensive high-technology computer and communication services primarily in the New York Tri-State area; and The Cortland Trust, Inc., a money market mutual fund company that is marketed primarily through brokerage firms and regional commercial banks. Since 1985, he has been a director of Helm.

     John E. Stieglitz is Co-Chairman of the Company's Compensation and Stock Option Committee and a member of the Company's Audit Committee. He is Chairman Emeritus of Conspectus, Inc., a privately held company, formed in 1976, engaged in providing services in the area of executive recruitment. He served as President of Conspectus, Inc. from 1976 to 1996. Mr. Stieglitz is also a Director of Helm and InterSystems.

     Fred S. Zeidman is a member of the Company's Audit Committee and Compensation and Stock Option Committee. Mr. Zeidman has been a Director of InterSystems since July 1993. He served as President and Chief Executive Officer of InterSystems from July 1993 until its sale in December 1999. He also served as President of Interpak Terminals, Inc., a wholly-owned subsidiary of Helm engaged in the packaging and distribution of thermoplastic resins, from July 1993 until its sale in July 1997. Mr. Zeidman served as Chairman of Unibar Energy Services Corporation, one of the largest independent drilling fluids companies in the United States, from 1985 to 1991. From April 1992 to July 1993, Mr. Zeidman served as President of Service Enterprises, Inc., which is primarily engaged in plumbing, heating, air conditioning and electrical installation and repair. From 1983 to 1993, Mr. Zeidman served as President of Enterprise Capital Corporation, a federally licensed small business investment company specializing in venture capital financing. Mr. Zeidman also serves as a Director of First Prosperity Bank.

                               EXECUTIVE OFFICERS

     The Company's executive officers who are not also directors are as follows:

NAME                  AGE                 POSITION(S) WITH THE COMPANY
----                  ---                 ----------------------------
Kevin S. Fiur.......  34    Executive Vice President, Chief Operating Officer and
                            General Counsel
Russell J.            41    Vice President-Corporate Communications
  Hoffman...........

     Kevin S. Fiur was hired by the Company in November 1999 as its Senior Vice President and General Counsel. In April 2001, he was named Executive Vice President and Chief Operating Officer. From March 1995 to November 1999, Mr. Fiur was an associate with several law firms located in Texas and California. Mr. Fiur's practice focused primarily on civil litigation and intellectual property law, including copyright infringement, theft of trade secrets and licensing disputes. Prior to employment by the Company, Mr. Fiur was employed by Clark, Depew & Siess, L.L.P., a Houston based law firm. From September 1992 to March 1995, Mr. Fiur was a Civil Litigation Associate with Baker Botts L.L.P. in Houston, Texas, where he represented a number of Fortune 500 companies, including several multi-national oil companies. Mr. Fiur has been a member of the State Bar of Texas since 1991 and a member of the State Bar of California since 1996.

     Russell J. Hoffman has been Vice President-Corporate Communications for the Company since April 1998. Mr. Hoffman was the Senior Oil Services/Contract Drilling Analyst and a Managing Director at Bear, Stearns and Co., Inc., a member firm of the New York Stock Exchange, from November 1993 to April 1998. Mr. Hoffman is a member of the New York Society of Securities Analysts, and the National Association of Petroleum Investment Analysts.

     Officers serve at the discretion of the Board.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     During 2000, the Company's Board of Directors held seven meetings. All of the directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board on which they served during 2000.

     The Board of Directors has a standing Audit Committee, Compensation and Stock Option Committee, and Executive Committee. The Board of Directors does not have a Nominating Committee.

     The Audit Committee, comprised of Messrs. Lerner, Stieglitz and Zeidman, held five meetings during 2000. All of the members of the Audit Committee are independent, as defined by Section 303.01 of the New York Stock Exchange listing standards. The functions of the Audit Committee are to select the independent public accountants of the Company, to review with them the Company's financial statements, to review the Company's financial systems and controls and to oversee other matters relating to the integrity of the Company's finances and financial statements as the Committee may consider appropriate. A copy of the written charter for the Audit Committee adopted by the Board of Directors is attached as Exhibit A to these proxy materials.

     During 2000, Messrs. Pearlman and Frame acted as the Executive Committee. The function of the Executive Committee is to act on an interim basis for the full Board. The Executive Committee did not meet officially separately from the entire Board of Directors during 2000.

     During 2000, the Compensation and Stock Option Committee ("Compensation Committee") was comprised of Messrs. Lerner, Stieglitz and Zeidman. The Compensation Committee reviews and recommends to the Board of Directors the compensation, promotion and employment agreements of officers of the Company, the terms of any proposed employee benefit arrangements, and the granting of awards under such arrangements. The Compensation Committee held three meetings during 2000.

                              BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the common stock, as of April 15, 2001, by (i) persons known to the Company to be beneficial owners of more than 5% of the common stock, (ii) each of the Company's directors, (iii) each of the named executive officers, and (iv) all directors and executive officers of the Company as a group.

                                                           AMOUNT AND NATURE OF      PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
------------------------------------                    --------------------------   ----------
Dimensional Fund Advisors Inc. .......................          1,654,400(3)             6.6%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Mellon Financial Corporation..........................          1,374,312                5.5%
  One Mellon Center
  Pittsburgh, PA 15258

Paul A. Frame, Jr. (Director and Named
  Executive Officer)..................................          1,711,699(4)             6.5%
  50 Briar Hollow Lane, 7th Floor West
  Houston, TX 77027

Horace A. Calvert.....................................          1,688,177(5)             6.5%
  50 Briar Hollow Lane, 7th Floor West
  Houston, TX 77027

Herbert M. Pearlman (Director and Named Executive
  Officer)............................................          1,229,053(6)             4.8%
  537 Steamboat Road
  Greenwich, CT 06830

Debra D. Valice (Director and Named Executive
  Officer)............................................            376,141(7)             1.5%
  50 Briar Hollow Lane, 7th Floor West
  Houston, TX 77027

Russell Hoffman (Named Executive Officer).............            225,000(8)               *
  537 Steamboat Road
  Greenwich, CT 06830

Walter M. Craig, Jr. (Director).......................             47,718(9)               *
  1011 HWY 71
  Spring Lake, NJ 07762

William Lerner (Director).............................             47,170(10)              *
  423 East Beau Street
  Washington, PA 15301

John E. Stieglitz (Director)..........................             47,085(10)              *
  Conspectus, Inc.
  222 Purchase Street
  Rye, NY 10580

Kevin S. Fiur (Named Executive Officer)...............             30,000(11)              *
  50 Briar Hollow Lane, 7th Floor West
  Houston, Texas 77027

Fred S. Zeidman (Director)............................             23,200(12)              *
  2104 Chilton
  Houston, TX 77019

All directors and executive officers as a group
  (9 persons).........................................          3,737,066(13)           13.4%

---------------

  *  Less than 1%

 (1) Except as otherwise noted, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

 (2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

 (3) Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares.

 (4) Includes 1,415,798 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants. The exercise prices of the options and warrants range from $11.57 to $16.50 per share.

 (5) Includes 1,115,798 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants. The exercise prices of the options and warrants range from $11.82 to $16.38 per share.

 (6) Includes 790,582 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants. The exercise prices of the options and warrants range from $12.37 to $19.35 per share.

 (7) Includes 243,205 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants. The exercise prices of the options and warrants range from $11.57 to $13.73 per share.

 (8) Included 225,000 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants. The exercise prices of the options and warrants range from $11.50 to $16.88 per share.

 (9) Includes 40,710 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants. The exercise price of the options and warrants range from $13.73 to $20.75 per share.

(10) Includes 38,000 shares which may be acquired from the Company within 60 days upon exercise of options. The exercise prices of the options range from $13.54 to $19.82 per share.

(11) Includes 30,000 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants. The exercise price of the warrants is $8.00.

(12) Includes 14,000 shares which may be acquired from the Company within 60 days upon exercise of options. The exercise prices of the options range from $13.54 to $20.75 per share.

(13) Includes an aggregate of 2,835,295 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, by the group of nine persons which comprises all executive officers and directors. The exercise prices of the options and warrants range from $8.00 to $20.75 per share.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company, each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer and Horace A. Calvert, who was an executive officer during a portion of fiscal 2000 but was not an executive officer at December 31, 2000, (collectively, the "Named Executive Officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                                  ALL OTHER COMPENSATION
                                                ANNUAL COMPENSATION                            ----------------------------
                                       --------------------------------------    LONG-TERM
                                                                                COMPENSATION
                                                                 OTHER ANNUAL   AWARDS STOCK      OTHER            TAX
                                                                 COMPENSATION     OPTIONS/     COMPENSATION   REIMBURSEMENT
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)(1)      ($)(2)        SARS(#)          ($)           ($)(4)
---------------------------     ----   ---------   -----------   ------------   ------------   ------------   -------------
Paul A. Frame.................  2000   $444,878    $1,248,971     $1,492,709       140,000       $ 76,114(3)    $523,916
  Chief Executive Officer       1999   $444,878    $  783,452     $1,128,581       197,538       $ 83,213       $463,164
  and President                 1998   $444,878    $1,809,077     $1,180,450     1,190,798       $104,001             --
Herbert M. Pearlman...........  2000   $428,437    $1,157,133     $   70,883       153,300       $ 76,013(3)    $340,225
  Chairman of the               1999   $428,437    $  679,315     $   71,801            --       $ 83,340       $300,774
  Board of Directors            1998   $428,437    $1,961,347             --       690,582       $104,123             --
Debra D. Valice...............  2000   $266,667    $  832,648     $   36,784        30,000       $ 52,798(3)    $131,778
  Executive Vice President,     1999   $214,583    $  391,726     $  467,500            --       $ 56,619       $116,497
  Treasurer and                 1998   $155,853    $  437,064             --       172,412       $ 69,449             --
  Corporate Secretary
Kevin S. Fiur.................  2000   $250,000            --     $  978,784        20,000       $  2,808(3)          --
  Executive Vice President,     1999   $ 25,000    $   30,000     $   52,879        90,000             --             --
  Chief Operating Officer       1998         --            --             --            --             --             --
  and General Counsel
Russell J. Hoffman............  2000   $350,000    $  500,000             --        45,000       $    183(3)          --
  Vice President -- Corporate   1999   $200,000    $  350,000             --            --             --             --
  Communications                1998   $137,879    $  200,000             --       275,000             --             --
Horace A. Calvert(7)..........  2000   $222,439    $  368,417     $  379,788       265,380       $ 75,563       $303,556
  Chief Operating Officer       1999   $444,878    $  683,452     $1,074,656            --       $ 83,218       $266,276
  and Executive Vice            1998   $444,878    $1,809,077     $1,180,450       625,418       $104,001             --
  President

                                ALL OTHER COMPENSATION
                                -----------------------
                                    RESTRUCTURE OF
                                 EMPLOYMENT CONTRACTS
                                -----------------------
                                  STOCK        CASH
NAME AND PRINCIPAL POSITION     ISSUED(5)   PAYMENTS(6)
---------------------------     ---------   -----------
Paul A. Frame.................  $658,750     $547,020
  Chief Executive Officer             --           --
  and President                       --           --
Herbert M. Pearlman...........  $988,125     $820,529
  Chairman of the                     --           --
  Board of Directors                  --           --
Debra D. Valice...............        --           --
  Executive Vice President,           --           --
  Treasurer and                       --           --
  Corporate Secretary
Kevin S. Fiur.................        --           --
  Executive Vice President,           --           --
  Chief Operating Officer             --           --
  and General Counsel
Russell J. Hoffman............        --           --
  Vice President -- Corporate         --           --
  Communications                      --           --
Horace A. Calvert(7)..........        --     $425,000
  Chief Operating Officer             --           --
  and Executive Vice                  --           --
  President

---------------

(1) Includes contractual bonuses based on the Company's pre-tax profits and includes discretionary bonuses for Ms. Valice and Mr. Hoffman of $707,648 and $500,000, respectively, in 2000. Amounts in 1999 reflect a reduction in contractual bonuses as a result of the impairment recorded in 1999 due to the dividend distribution of Eagle stock.

(2) Includes commissions based on sales for Messrs. Frame, Fiur and Calvert in 2000. Amount in 2000 for Mr. Pearlman includes other compensation of $70,883 of which $50,577 relates to life insurance premiums. Amount in 2000 for Ms. Valice includes bonus paid on property sales.

(3) Includes amounts paid pursuant to a program (the "Incentive Compensation Program") whereby between 2 1/2% and 5% of the revenue generated annually by seismic creation programs that have fully recouped their direct costs is distributed to certain officers and key employees, and amounts contributed by the Company to its 401(k) Savings Plan (the "401(k) Plan") on behalf of such named executive officers as discretionary and matching contributions. Includes contributions by the Company pursuant to its Incentive Compensation Program of $73,489 for Mr. Frame, $73,388 for Mr. Pearlman, $50,173 for Ms. Valice, $183 for Messrs. Fiur and Hoffman and $73,063 for Mr. Calvert. Also includes 401(k) Plan matching contributions made by the Company of $2,625 for Messrs. Frame, Pearlman and Fiur and Ms. Valice and $2,500 for Mr. Calvert.

(4) Includes amounts paid pursuant to a program ("the Tax Equalization Program") whereby 10% of the profits (defined as net revenue less costs incurred) generated by oil and gas projects, whose capital costs were funded by proceeds from the employee's exercise of Company common stock purchase warrants, are distributed to employees as compensation for the ordinary Federal income taxes paid in excess of Federal taxes computed at the capital gains rate on the warrants exercised.

(5) Represents the value of stock issued in connection with the restructuring of management incentive bonus compensation contracts.

(6) Represents cash payments made in connection with the restructuring of management incentive bonus compensation contracts.

(7) Mr. Calvert resigned as Chief Operating Officer and Executive Vice President on May 31, 2000, and therefore ceased to be an executive officer of the Company.

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 2000, to each of the Named Executive Officers.

                           OPTION/SAR GRANTS IN 2000

                                         INDIVIDUAL GRANTS
                       ------------------------------------------------------
                                        PERCENT                                         POTENTIAL REALIZABLE VALUE
                        NUMBER OF       OF TOTAL                                        AT ASSUMED ANNUAL RATES OF
                        SECURITIES    OPTIONS/SARS                                       STOCK PRICE APPRECIATION
                        UNDERLYING     GRANTED TO     EXERCISE                              FOR OPTION TERM(5)
                       OPTIONS/SARS    EMPLOYEES       OR BASE     EXPIRATION   -------------------------------------------
NAME                    GRANTED(#)      IN 2000      PRICE($/SH)      DATE      0 PERCENT($)   5 PERCENT($)   10 PERCENT($)
----                   ------------   ------------   -----------   ----------   ------------   ------------   -------------
Paul A. Frame........    140,000(1)       7.98        $11.3750      07/26/10            --      $1,001,515     $2,538,035
Herbert M.
  Pearlman...........     40,000(1)       2.28        $11.3750      07/26/10            --      $  286,147     $  725,153
                          75,000(2)       4.28        $16.8750      10/02/03     $(112,500)     $   65,341     $  260,393
                           8,300(3)       0.47        $17.8750      12/19/05     $    (519)     $   40,328     $   89,741
                          10,000(3)       0.57        $17.5000      12/20/05     $  (1,875)     $   45,956     $  103,820
                          20,000(3)       1.14        $17.6250      12/20/05     $  (6,250)     $   89,412     $  205,139
Debra D. Valice......     30,000(1)       1.71        $11.3750      07/26/10            --      $  214,610     $  543,865
Kevin S. Fiur........     20,000(1)       1.14        $11.3750      07/26/10            --      $  143,074     $  362,576
Russell J. Hoffman...     20,000(1)       1.14        $11.3750      07/26/10            --      $  143,074     $  362,576
                           4,100(2)       0.23        $16.7500      10/02/03     $   1,538      $   11,729     $   22,822
                          20,900(2)       1.19        $16.8750      10/02/03     $   5,225      $   57,179     $  113,724
Horace A. Calvert....     14,000(4)       0.80        $13.7500      09/22/05     $    (875)     $   52,067     $  116,114
                           2,000(4)       0.11        $13.8750      09/22/05     $    (375)     $    7,188     $   16,338
                           3,000(4)       0.17        $14.0000      09/22/05     $    (937)     $   10,407     $   24,132
                           2,000(4)       0.11        $14.0625      09/22/05     $    (750)     $    6,813     $   15,963
                          80,986(4)       4.65        $15.3750      10/24/05            --      $  344,015     $  760,182
                          20,494(4)       1.18        $15.4375      10/24/05     $  (1,281)     $   85,774     $  191,088
                          22,400(4)       1.29        $15.5000      10/24/05     $  (2,800)     $   92,351     $  207,460
                           1,500(4)       0.09        $15.5625      10/24/05     $    (281)     $    6,090     $   13,799
                          62,200(4)       3.57        $15.6250      10/24/05     $ (15,550)     $  248,665     $  568,296
                           4,200(4)       0.24        $15.6875      10/24/05     $  (1,312)     $   16,528     $   38,111
                          25,600(4)       1.47        $16.0000      10/24/05     $ (16,000)     $   92,744     $  224,297
                           1,000(4)       0.06        $16.1250      10/24/05     $    (750)     $    3,498     $    8,637
                           1,000(4)       0.06        $16.2500      10/24/05     $    (875)     $    3,373     $    8,512
                          25,000(4)       1.44        $16.3750      10/24/05     $ (25,000)     $   81,196     $  209,665

---------------

(1) The options granted in 2000 are exercisable beginning 12 months after the grant date, with 33% of the options becoming exercisable at that time and with an additional 33% of the options becoming exercisable on each anniversary date, with full vesting occurring on the third anniversary date. The options were granted for a term of 10 years, subject to certain events related to termination of employment.

(2) These common stock purchase warrants were granted under the terms of the Company's 1998 Employee Stock Purchase Plan upon the exercise of the same number of previously issued warrants subject to the reload provision of the 1998 Employee Stock Purchase Plan. The common stock purchase warrants were fully exercisable on the date of grant and will expire on the expiration date indicated, subject to certain events related to termination of employment.

(3) These options were granted under the Company's 1993 Incentive Stock Option Plan pursuant to the terms of the Company's 1995 Warrant Reload Plan upon the exercise of the same number of previously granted warrants subject to the Warrant Reload Plan. These options were fully exercisable on the date of grant and will expire on the expiration date indicated, subject to certain events related to termination of employment.

(4) These common stock purchase warrants were granted pursuant to the terms of the Company's 1995 Warrant Reload Plan upon the exercise of the same number of previously granted warrants subject to the Warrant Reload Plan. These common stock purchase warrants were fully exercisable on the date of grant and will expire on the expiration date indicated, subject to certain events related to termination of employment.

(5) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. The actual value an executive may realize will depend on the extent to which the stock price exceeds the exercise price of the options or warrants on the date the option or warrant is exercised. Accordingly, the value, if any, realized by an executive will not necessarily equal any of the amounts set forth in the table above. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's common stock.

     The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 2000, and unexercised options held at December 31, 2000, and the value thereof, by each of the Named Executive Officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 2000
                         AND 12/31/00 OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE
                                                         OPTIONS/SARS AT            MONEY OPTIONS/SARS AT
                         SHARES                            12/31/00(#)                   12/31/00($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   -----------   -----------   -------------   -----------   -------------
Paul A. Frame........         --             --     1,415,798       140,000      $6,479,515      $988,750
Herbert M.
  Pearlman...........     53,300     $  299,445       805,582        40,000      $3,986,602      $282,500
Debra D. Valice......         --             --       268,205        60,000      $1,431,378      $353,126
Kevin S. Fiur........         --             --        30,000        80,000      $  313,125      $767,500
Russell J. Hoffman...     25,000     $  130,504       191,667       103,333      $  872,217      $557,569
Horace A. Calvert....    265,380     $2,392,550     1,115,798            --      $5,449,509            --

EMPLOYMENT ARRANGEMENTS

  Agreements with Messrs. Pearlman and Frame

     On November 20, 1997, the stockholders approved the 1998 Executive Compensation Plan. In accordance with the 1998 Executive Compensation Plan, the Company entered into employment agreements with Herbert M. Pearlman, Chairman of the Board, and Paul A. Frame, President and Chief Executive Officer.

     During fiscal 2000, the agreements with Messrs. Pearlman and Frame were amended to reduce the contractual bonus payments and make other changes. In exchange for the amendments, the Company issued 150,000 shares of the Company's common stock to Mr. Pearlman and 100,000 shares to Mr. Frame, and agreed, subject to continued employment, to pay Mr. Pearlman four net annual payments of $187,500 and to pay Mr. Frame four net annual payments of $125,000 in January 2001, 2002, 2003, and 2004. The Company
agreed to pay withholding taxes at the rate of 35% on these stock issuances based on values of $988,125 and $658,750 for Messrs. Pearlman and Frame, respectively, and on these cash payments.

     The employment agreements, as amended during fiscal 2000, provide that Messrs. Pearlman and Frame will receive a base salary of $428,437 and $444,878, respectively, and annual bonus payments based on annual Pre-Tax Profits (the "PTP") of the Company and its majority-owned subsidiaries ("Subsidiaries"). In order for these bonuses to be payable, the PTP must exceed a minimum threshold (the "PTP Threshold") for the applicable year. The PTP Threshold is $10 million for fiscal 2000 and for the two fiscal years thereafter, $12 million for fiscal 2003 through fiscal 2007, and $14 million for fiscal 2008 and thereafter. Once the PTP Threshold is reached, Messrs. Pearlman and Frame are entitled to receive a bonus based on annual PTP of the Company and its Subsidiaries in the following amounts:

                                                       PERCENTAGE UP TO    PERCENTAGE ABOVE
                                                        $50 MILLION PTP     $50 MILLION PTP
                                                       -----------------   -----------------
Herbert M. Pearlman*.................................         3.5%              3.7100%
Paul A. Frame........................................         3.0%              3.1875%

---------------

 *  The annual bonus payment to Mr. Pearlman is reduced by $300,000.

     Mr. Frame's agreement further provides for him to receive an annual bonus equal to 1% of the annual sales of the Company in excess of $30 million, provided that the PTP exceeds the PTP Threshold.

     Each agreement will expire on December 31, 2004. Upon expiration, the Company will pay the employee for two additional years' compensation including his then current base salary plus the average of all bonuses paid to the employee for the prior three years. The severance payments are contingent upon the employee remaining available to perform consulting services for the benefit of the Company. Each employment agreement also provides for monthly salary continuation payments for one year upon the employee's death, so long as the agreement is in full force and effect at the time of the employee's death. The annual salary continuation amount in the event of an employee's death is equal to the base salary at his date of death plus an average of the bonuses paid for the three previous fiscal years.

     Each agreement provides for certain noncompetition and nondisclosure covenants and for certain Company-paid fringe benefits such as an automobile allowance, disability insurance and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization and other benefit plans in effect from time to time.

  Agreement with Mr. Calvert

     During fiscal 2000, the Company had an employment agreement with Horace A. Calvert for his service as the Executive Vice President and Chief Operating Officer of the Company that provided for compensation in accordance with the 1998 Executive Compensation Plan. Mr. Calvert's employment agreement was modified effective April 1, 2000, in connection with his resignation as an officer and director of the Company. As modified, Mr. Calvert will remain an employee of the Company in a non-executive capacity with payments of $850,000 per year from July 1, 2000, through May 31, 2004, and will continue to participate in the Company's medical, dental and other welfare benefit plans. Mr. Calvert's modified agreement continues to provide for certain noncompetition and nondisclosure covenants.

  Agreement with Ms. Valice

     Effective as of January 1, 1993, the Company entered into an employment agreement with Debra D. Valice, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. The employment agreement provided for a base salary of $266,667 in 2000, an annual bonus of 2% of the Company's pre-tax profits up to $125,000, plus an additional amount determined by the Board of Directors of the Company.

     The agreement is for a term of five years, renewable each year for an additional year unless either party to the agreement gives notice to the contrary. The agreement provides that if it is not renewed, the Company will pay Ms. Valice for two additional years' compensation including her then current base salary, plus the average of all bonuses paid to her for the then prior three years. The severance payments are contingent upon Ms. Valice remaining available to perform consulting services for the benefit of the Company. The agreement also provides for monthly salary continuation payments for one year upon Ms. Valice's death, noncompetition and nondisclosure covenants, Company-paid fringe benefits, and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization, and other benefit plans in effect from time to time.

     The agreement provides that if a change in control occurs, Ms. Valice has the right to terminate the agreement immediately and receive from the Company all compensation required to be paid during the unexpired term, as well as the severance payment described above without any obligation to perform consulting services. Change in control is generally defined to mean a change in management of the Company where certain named individuals are no longer directors or officers of the Company.

DIRECTORS COMPENSATION

     Outside directors receive an annual fee of $50,000 for serving on the board and are reimbursed for out of pocket expenses for meeting attendance. No additional fees are paid for serving on committees, except that committee chairs receive an additional $5,000 annually or 10,000 options to purchase the Company's common stock. On July 25, 1996, the Company's Board of Directors adopted the Non-Employee Directors' Deferred Compensation Plan which permits each non-employee director to elect to receive annual director fees in the form of stock options and to defer receipt of any directors' fees in a deferred cash account or as deferred shares. Currently, each non-employee director has elected to receive $20,000 of his annual fee in the form of deferred shares. As of December 31, 2000, 60,000 shares have been reserved for issuance under this plan and directors (including former directors) have accumulated 12,009 deferred shares in their accounts of which 984 shares have been distributed and 11,025 will be distributed in future years. Directors who are also employees receive no separate compensation for their services as directors.

     Non-employee directors also participate in the Non-Employee Directors' Stock Option Plan (the "Stock Option Plan"), which was approved by Company Shareholders at the 1994 annual meeting. Under the terms of the Stock Option Plan, each non-employee director receives on the date of each annual meeting during the term of the Stock Option Plan an option to purchase 2,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. In addition, each non-employee director who is elected or appointed to the Board of Directors for the first time is granted, on the date of such election or appointment, an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Options granted under the Stock Option Plan become exercisable one year after the date of grant. All options expire at the earlier of five years after the date of grant, twelve months after the optionee ceases to serve as a director due to death, disability, or retirement at or after age 65, or sixty days after the optionee otherwise ceases to serve as a director of the Company. If a director ceases to serve as such for any reason other than death, disability, or retirement at or after age 65, the option may be exercised only if it was exercisable at the date of such cessation of service. During 2000, William Lerner and John E. Stieglitz were granted 12,000 options each (including 10,000 for chairing a board committee), at an exercise price of $16.1875. In addition, Fred S. Zeidman and Walter M. Craig, Jr. each received 2,000 options at an exercise price of $16.1875.

     In 1999, the Company's Board of Directors adopted the Non-Employee Directors' Retirement Plan (the "Retirement Plan"). Under the terms of the Retirement Plan, each non-employee director with 10 or more years continuous service is eligible to receive a retirement benefit. The retirement benefit consists of two credits. The first credit is equal to $5,000 times each participating non-employee director's years of continuous service as an Outside Director, as defined in the Retirement Plan. The second credit is equal to the increase, if any, in the fair market value of 15,000 shares of the Company's common stock from the initial date of participation in the Retirement Plan to the last day of the Company's fiscal year ending five years after the participant's initial participation date. The retirement benefit vests 10% on each January 1 following the participant's initial participation date. During 2000, Messrs. Craig, Lerner and Stieglitz were credited with a retirement benefit of $105,938 each relating to the increase in the fair market value of the Company's stock.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation and Stock Option Committee is composed of William Lerner, John E. Stieglitz and Fred S. Zeidman.

     No member of the Compensation Committee of the Board of Directors of the Company was, during 2000, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure pursuant to applicable rules and regulations of the Securities and Exchange Commission. During 2000, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or
(iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership concerning the Common Stock with the Securities and Exchange Commission and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's review of the Section 16(a) filings that have been received by the Company, the Company believes that all filings required to be made under Section 16(a) during 2000 were timely made.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company, which consists of three independent directors, reviews and recommends to the Board of Directors the compensation, promotion and employment agreements of officers of the Company, the terms of employee benefit arrangements, and grants options and warrants under various plans adopted by the Company. The Compensation Committee met separately and with the entire Board of Directors in December 2000 to review the Company's compensation policies and practices. The Committee anticipates conducting similar annual reviews in the future.

COMPENSATION PHILOSOPHY

     The compensation of Messrs. Pearlman and Frame is governed by the Company's 1998 Executive Compensation Plan, which was approved by stockholders in November 1997. The plan was submitted to shareholders for approval in order to give shareholders the opportunity to participate in the process of setting the executive compensation for Messrs. Pearlman and Frame. This plan was intended to link a significant portion of these executives' compensation to the Company's financial results and to permit the Company to maximize the deductibility of the compensation paid to these executives under Section 162(m) of the Internal Revenue Code. Ms. Valice's compensation is not covered by the 1998 Executive Compensation Plan, but is governed by her employment contract with the Company. The employment agreements with Messrs. Pearlman and Frame and Ms. Valice are discussed under "Employment Arrangements" elsewhere in this proxy statement. Messrs. Fiur and Hoffman are not covered by the 1998 Executive Compensation Plan or employment agreements. Compensation for Messrs. Fiur and Hoffman is based upon the Committee's assessment of compensation paid by other companies to individuals of like skill, knowledge and experience.

     The Company's compensation philosophy is to pay a modest base salary and to provide attractive incentives which permit the executive to earn additional income based on the Company's financial results, plus the granting of stock options and warrants to reflect the importance the Company places on shareholder value. This compensation philosophy extends to all other officers and executives of the Company.

RESTRUCTURING OF MANAGEMENT INCENTIVE BONUS COMPENSATION

     On June 23, 2000, the Company announced that the employment and compensation arrangements with certain management of the Company, including Messrs. Pearlman and Frame, had been significantly revised. Among other things, total management incentive bonuses on pre-tax profits for 2000 and for succeeding years was reduced by more than 50% (to 8.5% from 17.5%) and the automatic renewal provisions were eliminated.

     In exchange for restructuring their employment agreements, Mr. Pearlman received 150,000 shares of the Company's common stock valued at $988,125 and Mr. Frame received 100,000 shares of the Company's common stock valued at $658,750. The Company paid $532,067 and $354,712 in tax withholdings related to the stock issuance for Messrs. Pearlman and Frame, respectively, during fiscal 2000. In addition, Messrs. Pearlman and Frame earned cash payments, net of taxes, of $187,500 and $125,000, respectively, with respect to fiscal 2000. Similar cash payments will be made with respect to the fiscals 2001, 2002 and 2003. The withholding taxes on these payments will total 35%.

     These changes were the result of extensive study by the Compensation Committee and the Board of Directors. The net result of the restructuring was a one-time, non-recurring, after-tax, restructuring charge in the second quarter of 2000 of approximately $3.7 million, or $0.16 per share to reflect the cost of the shares issued and the cash payments made in the second quarter of 2000. Future payments will also be required under the employment agreement amendments, which will be expensed as paid.

     Some of the compensation paid to these executives in consideration for these changes will not be deductible by the Company under the restrictions imposed by Section 162(m) of the Internal Revenue Code. The Compensation Committee specifically considered the effects of Section 162(m) on the deductibility of the payments made to Messrs. Pearlman and Frame under the employment agreement amendments discussed above. The Compensation Committee determined that, in their judgment, it was in the best interests of the Company and its shareholders to enter into these amendments and make these adjustments to the management incentive bonus arrangements even though Section 162(m) would limit the tax deductibility of a portion of the payments made in connection with these amendments.

PERFORMANCE-BASED CASH COMPENSATION

     As detailed under the "Employment Arrangements" section, Mr. Frame, the Company's Chief Executive Officer, receives a contractually specified base salary, a bonus based on pre-tax profits if pre-tax profits exceed a threshold amount and a bonus based on the Company's sales in excess of $30 million if pre-tax profits exceed a threshold amount in 2000. Mr. Pearlman receives a contractually specified base salary and a bonus based on pre-tax profits if pre-tax profits exceed a threshold amount. Ms. Valice receives a base salary, which is established by the Compensation Committee, a bonus of up to $125,000 based on pre-tax profits, and an additional bonus in the Board's discretion.

     The Company's financial performance in fiscal 2000 improved significantly compared to fiscal 1999 primarily as a result of management's decision to focus on licensing existing data that would generate cash flow and improvement in the price of oil and gas. Mr. Frame's total cash compensation (excluding the restructuring charges described above) increased 33%. This increase in total compensation resulted primarily from an increase of $465,519 in his pre-tax profits bonus and an increase of $418,053 in his annual sales bonus. The total cash compensation paid to Messrs. Pearlman and Hoffman and Ms. Valice also increased reflecting the improved performance of the Company in fiscal 2000 and total cash compensation paid to Mr. Fiur increased to reflect the Company's improved performance and a full year of employment compared to 1999.

STOCK OPTIONS AND COMMON STOCK PURCHASE WARRANTS

     The Company has previously granted various options and warrants to purchase Company common stock to its executives. During 2000, Mr. Frame was granted options to purchase 140,000 shares and the other Named Executive Officers were granted options to purchase an aggregate of 110,000 shares of the Company's common stock. In awarding the options during 2000, the Committee considered the contribution of each Named Executive Officer to increases in shareholder value and the potential for future contributions by each

Named Executive Officer to shareholder value. The only other options or warrants received by any Named Executive Officer during 2000 were issued under pre-existing reload obligations as a result of exercises of previously granted rights.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes certain limitations on the deductibility by the Company for federal income tax purposes of compensation amounts exceeding $1,000,000 paid to the chief executive officer and four other highest paid executive officers of a company. Qualifying performance based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee attempts to structure incentive awards to be deductible under Section 162(m) and intends, whenever reasonably possible, to have compensation paid by the Company to the chief executive officer and the four other highest paid executive officers satisfy Section 162(m). Notwithstanding the efforts of the Compensation Committee in this regard, no assurance can be given that the compensation intended to satisfy the requirements under Section 162(m) does, in fact, do so.

                                            By the Compensation Committee,

                                            William Lerner, Co-Chairman
                                            John E. Stieglitz, Co-Chairman
                                            Fred S. Zeidman

                             AUDIT COMMITTEE REPORT

     The Audit Committee of Seitel, Inc. (the "Committee") is comprised of three independent directors and operates under a written charter adopted by the Board of Directors on May 31, 2000. A copy of the charter is set forth in Exhibit A to this proxy statement. While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, in its corporate oversight role, the Committee reviews the Company's financial reporting process on behalf of the Board.

     The Committee generally holds at least two meetings, one to review the scope of the audit and the second to review the results of the audit. In addition, at least four conferences and/or meetings are held with the Company's independent public accountants prior to the filing of quarterly financial information with the Securities and Exchange Commission. The meetings and the conferences are designed to facilitate open communication between the Committee, management of the Company and the Company's independent public accountants (Ernst & Young LLP). The Committee reviews and discusses the consolidated financial statements and the quarterly financial report with management and Ernst & Young during the context of these meetings.

     The Committee also actively participates in the selection of the firm to audit the consolidated financial statements of the Company, and in December 2000, recommended to the Board of Directors the selection of Ernst & Young as the Company's independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2000 and the year ending December 31, 2001.

     The Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Ernst & Young also provided the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Ernst & Young their independence under Independence Standards Board Standard No. 1.

     The Committee was also informed by Ernst & Young that the Company contracted with them for various engagements beginning in December 2000 in addition to the audit, particularly relating to tax consulting, due diligence procedures related to acquisitions or other activities and accounting consultations. The Committee did consider whether the provision of services for "All Other Fees" is compatible with the principal accountants' independence and does not believe any impairment of independence currently exists.

     Based upon the reviews and discussions noted above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                            Respectfully submitted,

                                            The Audit Committee of
                                            The Board of Directors

                                            William Lerner, Chairman
                                            John E. Stieglitz
                                            Fred S. Zeidman

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Company's Common Stock as compared to the Russell 2000 index, which covers a broad cross-section of public companies including many which have relatively small stock market capitalization, and the Peer Group index, which includes all companies included in the Oil Service Index (OSX).

                           COMPARATIVE TOTAL RETURNS*

                   SEITEL, INC., RUSSELL 2000 AND PEER GROUP
                (Performance results through December 31, 2000)


                              [PERFORMANCE GRAPH]


                                                SEI                RUSSELL 2000            PEER GROUP
                                                ---                ------------            ----------
1995                                           100.00                 100.00                 100.00
1996                                           113.07                 116.49                 156.20
1997                                            96.82                 142.54                 242.84
1998                                            70.32                 138.91                 119.06
1999                                            38.72                 168.44                 177.63
2000                                           105.75                 163.35                 251.15

Assumes $100 invested at the close of trading on the last day preceding the first day of the fifth preceding fiscal year in SEI common stock, Russell 2000 Index and Peer Group.

 * Cumulative total return assumes reinvestment of dividends.

** Peer Group consists of the following companies: Baker-Hughes, Inc.; Cooper
   Cameron Corp. (which began to be publicly traded in June 1995); Global Industries, Ltd.; Global Marine Inc.; Halliburton Company; Nabors Industries, Inc.; Noble Drilling Corp.; R&B Falcon Corp. (formerly know as Reading & Bates Corporation); Rowan Companies, Inc.; Schlumberger Ltd.; Smith International, Inc.; Tidewater, Inc.; Transocean Sedco Forex, Inc.; Varco International, Inc.; and Weatherford International, Inc.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On July 21, 1992, the Company granted ten-year loans at an interest rate of 4% to most of its employees for the purchase of 800,000 shares of the Company's common stock at the then market price of $2.6875 per share. Payments of 5% of the original principal balance plus accrued interest are due annually on August 1, with a balloon payment of the remaining principal and accrued interest due August 1, 2002. The Company recorded compensation expense due to the below market interest rate on these loans of $34,000 in 2000. The stock certificates are held by the Company as collateral until payment is received. Loans in excess of $60,000 were made to Messrs. Frame and Calvert and Ms. Valice, amounting to $537,500, $537,500 and $134,375, respectively. The largest aggregate amounts of principal and interest outstanding on such loans since January 1, 2000, were approximately $363,000, $363,000 and $91,000, respectively. As of April 15, 2001, the aggregate amounts of principal and interest outstanding on such loans were approximately $331,000, $331,000 and $83,000, respectively.

     On October 2, 1998, the Company granted five-year loans at an interest rate of 4% to most of its employees for the purchase of 794,300 shares of the Company's common stock at the then market price of $10.3125 per share and options to purchase a like number of shares of the Company's common stock at an exercise price of $11.75 per share. Payment of 60% of the loan amount plus accrued interest is being made in equal monthly, quarterly or annual payments, as applicable, and a balloon payment of the remaining 40% is due on October 2, 2003. The Company recorded compensation expense due to the below market interest rate on these loans of $64,000 in 2000. The stock certificates are held by the Company as collateral until payment is received. Loans in excess of $60,000 were made to Messrs. Frame, Calvert, Pearlman and Lawi (a former director) amounting to $773,438 each, to Ms. Valice amounting to $515,625, to Mr. Hoffman amounting to $257,813 and to Mr. Craig amounting to $64,453. The largest aggregate amounts of principal and interest outstanding on such loans since January 1, 2000, were approximately $780,000 for each of Messrs. Frame, Calvert, Pearlman and Lawi, $520,000 for Ms. Valice, $224,000 for Mr. Hoffman and $56,000 for Mr. Craig. As of April 15, 2001, the aggregate amounts of principal and interest outstanding on such loans were approximately $567,000 for each of Messrs. Frame, Calvert and Pearlman, $598,000 for Mr. Lawi, $378,000 for Ms. Valice, $0 for Mr. Hoffman and $45,000 for Mr. Craig.

     The Company guarantees borrowings up to $750,000 made by Paul Frame under a line of credit. The Company is only obligated to make payment in the event of default by Mr. Frame. The Company has a contractual right of offset against any salary, bonus, commission or other amounts due from the Company to Mr. Frame for any amounts paid by the Company pursuant to this guaranty. The maximum amount outstanding on this line of credit during 2000 was $700,000. The Company did not make any payments under this guaranty during 2000. As of April 15, 2001, $660,000 was outstanding on this line of credit.

     In 1998, the Company lent Walter Craig $33,000 bearing interest at the rate of 10%. The Company also made a loan to Mr. Craig in 2000 totaling $25,000 bearing interest at the prime rate. The largest aggregate amount of principal and interest outstanding on these loans since January 1, 2000, was approximately $47,000. As of April 15, 2001, the aggregate amount of principal and interest outstanding on these loans was approximately $46,000.

     In connection with David Lawi's employment agreement modification in 2000, the Company lent Mr. Lawi $500,000 bearing interest at the prime rate. The largest aggregate amount of principal and interest outstanding on this loan since January 1, 2000, was approximately $523,000. As of April 15, 2001, the aggregate amount of principal and interest outstanding on this loan was approximately $410,000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Effective as of December 1, 2000, the Company replaced Arthur Andersen LLP (Arthur Andersen) as its independent accounting firm with Ernst & Young LLP (Ernst & Young). The change of the Company's independent public accountants was approved by both the Audit Committee of the Board of Directors and the Board of Directors of the Company.

     In connection with the audits of the Company's financial statements for the two fiscal years ended December 31, 1999, and the subsequent interim period through December 1, 2000, the Company and Arthur Andersen did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.

     The reports of Arthur Andersen on the Company's financial statements for the fiscal years ended December 31, 1999 and 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During that period, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

     During the Company's two fiscal years ended December 31, 1999, and the subsequent interim period through December 1, 2000, the Company did not consult Ernst & Young regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

     During fiscal year 2000, the Company retained its principal auditors, Arthur Andersen LLP until December 1, 2000, and Ernst & Young LLP after December 1, 2000, to provide services in the following categories and amounts: Audit
Fees -- $240,036; Financial Information Systems Design and Implementation
Fees -- $0; and All Other Fees (primarily including tax compliance and consulting, due diligence procedures related to acquisitions or other activities and accounting consultation) -- $312,102. The Audit Committee has determined that the provision of services rendered for financial information systems design and implementation fees and all other fees is compatible with maintaining Ernst & Young LLP's independence.

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young, independent public accountants, to audit the consolidated financial statements of the Company for the year ended December 31, 2000, and the year ending December 31, 2001. The Company has been advised that representatives of Ernst & Young LLP will attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           PROPOSALS BY STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders to be held in 2002 must be received by the Company at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, Attention Debra D. Valice, no later than December 31, 2001, based on an expected mailing date of April 30, 2002, for the proxy material related to the 2002 Annual Meeting. Any stockholder proposal received less than 120 days prior to the distribution of proxy materials for the 2002 Annual Meeting of Stockholders is untimely under the Company's Bylaws and will not be acted upon at that meeting.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment in those matters.

     The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

April 26, 2001
Houston, Texas

                                                                       EXHIBIT A

                                  SEITEL, INC.

                            AUDIT COMMITTEE CHARTER

PREAMBLE

     The Board of Directors of Seitel, Inc. has formed an Audit Committee to have a key role in monitoring the financial reporting process of the Company. In that regard, the Audit Committee is not expected to guarantee the accuracy of the financial statements, but is expected to oversee the work of management, the internal auditor and the independent auditor. The Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees in its February 9, 1999 report defined the responsibilities of each of these groups, which the Board of Seitel, Inc. has adopted:

     - Management is expected to develop and adhere to a sound system of internal control;

     - The internal auditor is expected to assess management's accounting practices and adherence to internal control;

     - The independent auditor is expected to assess the practices of management and the internal auditors; and

     - The Audit Committee should seek to learn the roles and responsibilities of management, internal auditors, and independent auditors so that it can ask appropriate probing questions and adequately monitor these processes.

MISSION STATEMENT

     The Board of Directors of Seitel, Inc. ("Seitel" or the "Company") recognizes that the fairness of the Company's financial statements is the responsibility of the entire Board. However, in order to help ensure that this responsibility is met, the Board has established an Audit Committee consisting of three (3) members who are "independent," literate in financial matters, and capable of understanding prudent financial reporting requirements.

     The Audit Committee will assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process by overviewing (i) the financial reports and other financial information submitted by the Company to the U.S. Securities and Exchange Commission or distributed to the Company's shareholders, (ii) the annual audit of the Company's financial statements, and (iii) the Company's internal audit program.

     The Audit Committee will have the following principal Mission and Role:

        1. Periodically review and assess the quality of the Company's financial reporting and adequacy of internal controls to help assure that (a) the shareholders receive financial statements they can rely on, (b) the Company maintains quality financial reporting, (c) the Company's financial statements are fairly presented in conformity to generally accepted accounting principles (GAAP) in all materials respects, (d) sound internal controls are in place to assure compliance with Company policies, and (e) sound internal controls are in place for unusual types of transactions or potential transactions that may carry more than normal degree of risk.

        2. Periodically meet with the internal and external auditors and management, as necessary, to help assure that there are processes and policies in place that provide for controls to safeguard Company assets.

        3. Evaluate the audit process (both internal and external) and periodically measure the auditor's performance against the Board's expectations.

          4. Review the scope and approach of the annual audit with the external auditors, assess the external auditors effectiveness, objectivity and independence, and report to the full Board, as appropriate.

          5. Issue a report or letter to shareholders in the Company's annual proxy statement dealing with the election of directors indicating that (a) the Audit Committee has reviewed and discussed the financial statements with management, (b) the Audit Committee has discussed the items required by SAS 61, Communications with Audit Committees (as amended), with the independent auditor, (c) the Audit Committee has received the written report from the independent auditor required to the ISB, Independence Standards Board, and discussed the auditors' independence, and (d) whether based on discussions in items (a) through (c) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing by the Company with the U.S. Securities and Exchange Commission.

     The Audit Committee, subject to any action that may be taken by the full Board of Directors, shall have the authority and responsibility to select (or nominate for shareholder approval), evaluate and replace the firm engaged as the independent auditor for the Company.

                           ORGANIZATION OF COMMITTEE

     The Audit Committee will consist of a minimum of three independent directors of the Board, each of whom shall be selected annually at the Annual Meeting of the Board of Directors. All of the members will be directors who have no relationship to the Company that may interfere with the exercise of their independence from Management of the Company and who are financially literate. The Audit Committee shall regularly report its activities, observations, and recommendations to the full Board of Directors.

     The Audit Committee is authorized to engage the resources (including external resources) necessary to fulfill its responsibilities.

Adopted: May 31, 2000

--------------------------------------------------------------------------------

                                  SEITEL, INC.

                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               TO BE HELD TUESDAY

                                  JUNE 5, 2001

     The undersigned hereby appoints HERBERT M. PEARLMAN AND PAUL A. FRAME, and each of them, with full power of substitution, proxies to vote all stock of Seitel, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, June 5, 2001, at 9:00 a.m. at the Company's Headquarters, 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, and any adjournment of the meeting, on the items of business set forth on the reverse side and on such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE UNDERSIGNED FAILS TO SPECIFY HOW THE PROXY IS TO BE VOTED, IT WILL BE VOTED FOR THE ELECTION OF THESE DIRECTORS.

                                                                     SEE REVERSE
                                                                        SIDE

                         (TO BE SIGNED ON REVERSE SIDE)



--------------------------------------------------------------------------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                                  SEITEL, INC.

                                  JUNE 5, 2001






              - Please Detach and Mail in the Envelope Provided -
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
-----------------------------------------------------------------------------------------------------------------------------------

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTER:





                      FOR         WITHHOLD
  1. To elect seven                                NOMINEES: Herbert M. Pearlman       2. To transact such other business as may
     directors to     [  ]          [  ]                     Paul A. Frame                properly come before the meeting or any
     serve until the                                         Debra D. Valice              adjournment of the meeting.
     2002 Annual Meeting.                                    Walter M. Craig, Jr.
                                                             William Lerner
                                                             John E. Stieglitz              Only stockholders of record at the close
To withhold authority to vote for any nominee(s),            Fred S. Zeidman              of business on April 24, 2001, will be
print name(s) below.                                                                      entitled to notice of and to vote at the
                                                                                          meeting.

--------------------------------------------------                                          Please sign, date and mail the enclosed
                                                                                          proxy in the enclosed envelope, which
                                                                                          requires no postage if mailed in the
                                                                                          United States, so that your shares will
                                                                                          be represented at the meeting.



SIGNATURE(S)                                                                                         DATE
            ---------------------------------------------------------------------------------------       -------------------
NOTE: (Please sign your name exactly as it appears on the proxy. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner sign the proxy.)
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